Exhibit 14.1

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

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15.	Corporate Disclosures	10

16.	Corporate Communications, Public Relations, and Investor Relations	11

17.	Reporting Illegal or Unethical Behavior or Violations of this Code	11

18.	Enforcement	12

19.	Waivers and Amendments of this Code	12

20.	No Rights Created	12

SCHEDULE A		13

SCHEDULE B		22

SCHEDULE C		25

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BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics (the “Code”) of Blockchain Digital Infrastructure, Inc. (the “Company,” “Blockchain,” “we,” or “us”) covers a wide range of business practices and procedures that govern the manner in which we conduct our daily business with our shareholders, customers, vendors, and each other. Blockchain’s continued growth, long-term success, and competitive excellence depend on our ability to protect and fortify the reputation we have diligently worked to cultivate in the industries and communities in which we operate—a reputation that demonstrates our unwavering commitment to honesty, integrity, fairness, and respect. This Code aims to expose areas of ethical risk to our management and board of directors (the “Board”), provide our employees, officers, and directors with guidance on identifying and resolving ethical issues, establish mechanisms for reporting unethical conduct to the Company, and foster a culture of honesty and accountability within the Company and on behalf of the Company in business relationships with our customers, shareholders, business partners, and competitors.

This Code is broad in scope and not meant to address every conceivable problem or scenario that might prompt an officer, director, or employee to seek the Company’s guidance, ask questions, or raise concerns about conducting business legally and ethically. This Code sets out basic principles to guide the Company’s directors, officers, and employees. All of the Company’s directors, officers, and employees should conduct themselves in accordance with this Code and seek to avoid even the appearance of improper behavior in any way relating to the Company. In appropriate circumstances, this Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

Any director or officer who has any questions about this Code should consult with the Company’s Chief Executive Officer (the “CEO”) or the person designated as the Company’s Compliance Officer (being, as of the adoption of this Code the Company’s Chief Financial Officer) (the “Compliance Officer”), as appropriate in the circumstances. Any employee who has questions about the Code or a situation involving the Code should ask the employee’s supervisor or, if the employee prefers, the CEO or Compliance Officer.

Scope of Code

This Code is intended to provide a framework for conducting business in accordance with the legal and ethical principles described above, to deter wrongdoing, and to promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), and in other communications made by the Company;

●	compliance with applicable governmental laws, rules, and regulations and the rules and regulations of the NYSE American LLC;

●	prompt internal reporting of violations of this Code to the appropriate person or persons identified in this Code;

●	accountability for adherence to this Code; and

●	adherence to a high standard of business ethics.

1. Compliance with Laws, Rules, Regulations, and Other Company Policies

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All directors, officers, and employees should respect and obey all laws, rules, and regulations applicable to the Company’s business and operations. Although directors, officers, and employees are not expected to know all of the details of these laws, rules, and regulations, it is important to know enough to determine when to seek advice from supervisors, managers, other officers, or other appropriate Company personnel.

The Company also maintains policies that expand upon certain matters discussed in this Code, including insider trading, related-party transactions, whistleblower matters, and executive compensation, all of which supplement what is set forth in this Code and are readily available to Company personnel upon request to the Compliance Officer.

If you become aware of the violation of any law, rule, or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the CEO. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws, or any other federal, state, or foreign law, rule, or regulation, to the appropriate regulatory authority. Neither the Company nor any of its directors, officers, or employees shall discharge, demote, suspend, threaten, harass, discriminate, or retaliate in any other manner against an employee who reports any such violation, unless it is determined that the employee’s report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating, or otherwise assisting in any state or federal administrative, judicial, or legislative proceeding or investigation.

2. Compliance with Antitrust and Competition Laws

(a) Purpose. Antitrust laws promote fairness, economic freedom, and competition in the marketplace by prohibiting anti-competitive conduct and unfair, restrictive, or collusive practices. A primary focus of antitrust law is on the conduct of and agreements between competitors, such as agreements to fix pricing, make collusive bids, restrain trade, monopolize industries, divide customers, territories, or markets, refuse to do business, or set end-user prices with distributors. While this brief commentary is not intended to provide employees with all answers to antitrust and competition questions, it is designed to help employees recognize situations that have antitrust and competition implications so that they will know when to seek advice.

(b) Prohibited Activities. The following practices are prohibited by antitrust and competition laws:

●	making any understanding, plan, or agreement with a competitor about prices, price changes, bids, discounts, promotions, rebates, terms and conditions of sales, profits, or any other matter relating to or affecting price.

●	discussing, planning, or making agreements with competitors to allocate customers, divide territories, or control or limit sales;

●	discussing, planning, or making agreements with competitors to refrain from doing business with a particular company or to limit doing business with a particular company; or

●	discussing or exchanging information with a competitor about any of the foregoing matters.

3. Compliance with Anti-Corruption Laws

(a) Purpose. The Company expects all employees, officers, and directors to conduct business ethically and lawfully, which requires compliance with all local rules, regulations, anti-bribery laws, and anti-corruption laws.

(b) Payments to Domestic Government Officials. Employees, officers, and directors are prohibited from paying, gifting, transferring, providing, or promising or offering to provide anything of value—including money, tickets, or access to events—to any government official, which includes any officer, employee, or other person acting for or on behalf of a government or a government unit, for the purpose of influencing the official’s acts or decisions, inducing the official to use personal influence to affect any governmental act or decision, or obtaining any kind of preferential treatment or direct benefit for the Company. Any gifts or proposed gifts that an employee, officer, or director is not certain are appropriate should be discussed with such individual’s supervisor or the Company’s Compliance Officer, as applicable or appropriate.

(c) Payments to Foreign Officials Under the FCPA. Many countries have laws that prohibit the payment of bribes to domestic government officials. Through the U.S. Foreign Corrupt Practices Act (the “FCPA”), the United States also prohibits the payment of bribes to foreign government officials, which includes any employee, agent, or other person acting for or on behalf of a foreign government. Under the FCPA, the Company is prohibited from directly or indirectly offering, paying, promising to pay, or authorizing the payment of money or anything of value to any foreign official for the purpose of influencing the foreign official in his or her official capacity, inducing the foreign official to act or fail to act in violation of his or her duties, or securing any improper advantage from the foreign official to assist the Company in obtaining or retaining business for or with, or directing business to, any person. The FCPA also prohibits using intermediaries (for example, foreign affiliates, agents, or consultants) to channel payments to government officials for any of the same purposes. The FCPA applies to the actions of the Company and of its employees, officers, and directors as well as certain third parties that act on the Company’s behalf.

4. Entertainment, Gifts, Favors, and Gratuities

(a) Gifts. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided, or accepted by a director, officer, or employee, any family member of a director, officer, or employee, or any agent relating to the individual’s position with the Company unless it: (i) is not a cash gift; (ii) is consistent with customary business practices; (iii) is not excessive in value; (iv) cannot be construed as a bribe or payoff; and (v) does not violate any laws or regulations. Any gifts or proposed gifts that an employee, officer, or director is not certain are appropriate should be discussed with such individual’s supervisor or the Company’s Compliance Officer, as applicable or appropriate.

(b) Payments Requiring Pre-Approval. Regardless of intention, local practices, or competitive pressures, the Company must avoid even the appearance of attempting to bribe any individual, which is particularly important when dealing with domestic or foreign government officials, employees of government-owned or government-controlled enterprises, or officials of political parties. Accordingly, employees, officers, and directors must obtain the Compliance Officer’s written pre-approval before offering, paying, providing, or promising to pay or provide anything of value—including complimentary or discounted tickets, event access, or money—to any government or political official, whether domestic or foreign. When in doubt, seek approval from the Compliance Officer anytime you are considering providing something of value to a government or political official.

5. Political Contributions

The Company will not contribute directly or indirectly to political parties or candidates for office unless approved by the CEO or Compliance Officer, and only in accordance with applicable laws.

6. Compliance with Insider Trading Laws

(a) Purpose. Securities transactions are regulated by numerous complex laws, the violations of which can result in the imposition of severe civil and criminal penalties on individuals and corporations. This section summarizes the Company’s Insider Trading Policy, which employees, officers, and directors should consult for a full description of the prohibition on insider trading. The following rules related to insider trading apply to all of the Company’s employees, officers, and directors.

(b) General Prohibitions. Directors, officers, and employees who have access to confidential information relating to the Company are not permitted to use or share that information for stock-trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip off” others who might make an investment decision on the basis of such information is not only unethical and against Company policy but also illegal. Directors, officers, and employees also should comply with insider trading standards and procedures adopted by the Company, including the Company’s Policy on Avoidance of Insider Trading. If a question arises regarding the disclosure of non-public information or something otherwise related to insider trading, the director, officer, or employee should consult with the Company’s Chief Financial Officer (the “CFO”), who serves as the Compliance Officer for the Company’s Insider Trading Policy.

(c) Insider-Trading Rules. The following insider-trading rules apply to all of the Company’s employees, officers, and directors:

(i) All acquisitions, dispositions, transfers, and other transactions in the Company’s securities by any employee, officer, director, or other person designated by the Compliance Officer, any of their family members or designees, or any entity controlled by them (each such individual or entity, an “Insider”) must be pre-cleared by the Compliance Officer.

(ii) Insiders who receive, become aware of, or are in possession of any material non-public information (“MNPI”) about the Company, any entity doing business with the Company, or any security being bought or sold by the Insider may not buy or sell any of the Company’s securities until a reasonable time has passed after the information has been disclosed to the public. Information is “material” if its disclosure would probably impact the price of a security or if it something that reasonable investors would want to know before making an investment decision. Examples include knowledge of new developments; unpublished sales; earnings or dividend figures; new contracts with customers, suppliers, third-party operators, or performers; tender offers; acquisitions; mergers; or sales of businesses.

(iii) Trading in the securities of outside companies while in the possession of MNPI is also prohibited. Examples of MNPI that might be obtained as a result of an Insider’s position with the Company include proposed acquisitions of outside companies or awards of important contracts to suppliers of the Company.

(iv) Insiders are prohibited from “tipping off” investors outside the Company and can be liable for selectively disclosing MNPI to any person who may trade in the Company’s securities on the basis of the MNPI.

(v) Specific additional legal restrictions on trading in the Company’s securities apply to the Company’s executive officers and directors, who have been furnished with detailed explanations of these restrictions.

(d) Insider Trading Policy. Officers, employees, and directors are required to comply with the Company’s Insider Trading Policy, which is attached hereto as Schedule A.

7. Fair Dealing

The Company seeks to compete in a fair and honest manner. The Company seeks competitive advantages through superior performance rather than through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer, and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, service providers, competitors, and employees, including the making of unfair comments about competitor’s products. No director, officer, or employee should take unfair advantage of anyone relating to the Company’s business or operations through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

8. Conflicts of Interest

(a) Defining Conflicts of Interest. A “conflict of interest” exists when an individual’s private interest interferes in any way – or even appears to conflict – with the interests of the Company. A conflict-of-interest situation can arise when a director, officer, or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when a director, officer, or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

Service to the Company should never be subordinated to personally gain an advantage. Conflicts of interest, whenever possible, should be avoided. In particular, clear conflict-of-interest situations involving directors, officers, and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any customer, supplier, or competitor;

●	any outside business activity or other interests that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities to the Company or affects the individuals motivation or performance as an Employee;

●	the receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

●	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any family member; and

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer, or supplier. No officer or employee may work for a competitor as a consultant or board member unless the arrangement is fully disclosed in advance to, and approved by, the Board. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers, and competitors, except on the Company’s behalf.

(b) Reporting Conflicts of Interest. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board. Conflicts of interest may not always be clear-cut, and further review and discussions may be appropriate. Any director or officer who becomes aware of a conflict or potential conflict should bring it to the attention of the CEO or the Compliance Officer, as appropriate in the circumstances. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager, or other appropriate personnel, or consult the procedures described in Section 17 of this Code. Supervisors and all employees are obligated to make the CEO or the Compliance Officer aware of any conflict or potential conflict that they may be aware of regarding any employee of the Company.

(c) Potential Conflict-of-Interest Scenarios. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

(i) Making any loan or guarantee of any personal obligation on behalf of the Company to any employee, officer, or director, or receiving any such Company loan or guarantee;

(ii) Being employed by or acting independently as a consultant for any competitor, customer, or supplier of the Company;

(iii) Working a second job outside of the Company or managing your own business;

(iv) Forming a company or starting a business within the same industry as the Company or that in any way could compete with the Company;

(v) Directing Company business to any entity in which an employee or an employee’s family member has a substantial interest;

(vi) Owning, or having a substantial ownership interest in, any competitor, customer, or supplier of the Company;

(vii) Using Company assets, intellectual property, or other resources for personal gain; or

(viii) Accepting anything that has more than nominal value—such as any gift, discount, or compensation—from an individual or entity that does or seeks to do business with the Company, other than routine entertainment and meals that are business related and conducted on behalf of the Company in furtherance of the Company’s interests.

9. Outside Activities, Corporate Opportunities, and Fiduciary Duties

(a) Outside Activities. The Company recognizes and respects the right of its directors, officers, and employees to engage in outside activities that they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers, and employees must avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.

(b) Prohibitions on Outside or Self-Interested Corporate Activities. Directors, officers, and employees are prohibited from taking for themselves personally or directing to a third party any opportunity that is discovered through the use of corporate property, information, or position without the consent of the Board (in the case of officers or directors) or the CEO or Compliance Officer (in the case of employee who does not serve in an officer position), except to the extent such corporate opportunity has been renounced by the Company in its Articles of Incorporation or in resolutions adopted by the Board. No director, officer, or employee may use corporate property, information, or position for improper personal gain, and no director, officer, or employee may compete with the Company directly or indirectly. Directors, officers, and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

(c) Fiduciary Duties. Directors and officers of the Company must adhere to their fundamental duties of good faith, due care, and loyalty owed to the Company and its shareholders, and to their duty to act at all times with the best interests of the Company and its shareholders in mind. Any business arrangements or transactions with the Company in which any directors, officers, or certain other parties have a direct or indirect material financial interest must be approved in accordance with the Company’s Related Party Transactions Policy, attached hereto as Schedule B.

10. Illegal Discrimination and Sexual and Other Verbal or Physical Harassment

The diversity of the Company’s employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or illegal sexual and other illegal verbal or physical harassment of any kind, including discrimination or harassment based on sex, age, race, color, religion, national origin, disability, ancestry, marital or veteran status, or any other legally protected status. Any director or employee who is aware of any such conduct or perceived conduct must promptly report it to the head of human resources or the CEO, who will promptly conduct an investigation. The Company may terminate for cause any employee who, as a result of its investigation, it judges has violated this or other such Company policy. Employees shall treat all persons with respect and fairness, and all relationships (whether written, oral or electronic) shall be businesslike and free of any illegal bias, prejudice, harassment, and retaliation.

11. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Directors, officers and employees regularly use business expense accounts, which must be documented and recorded accurately. If an officer or employee is not sure whether a certain expense is legitimate, the employee should ask his or her supervisor, the CFO, or the Company’s controller.

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and the Company and its officers and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. The Company’s records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, directors, officers, and employees should consult with the CFO before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

12. Confidentiality

(a) Defining Confidential Information. Directors, officers, and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers, business partners, or others with whom the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers, suppliers, or business partners if disclosed. It also includes information that suppliers, customers, and business partners have entrusted to the Company. The obligation to refrain from disclosing confidential information is in addition to the requirements of any confidentiality agreement that you may have entered into with the Company. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business or technical information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company. The obligation to preserve confidential information continues even after employment ends.

(b) Prohibited Disclosures of Confidential Information. Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

13. Protection and Proper Use of Company Assets

All directors, officers, and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business.

The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

14. Cybersecurity

The Company has a strong commitment to information security and the prevention of cyber-attacks. This commitment is vitally important to sustaining compliance and competitiveness and protecting our reputation in the marketplace. Security controls are in place and reviewed continuously to protect against emerging cyber threats. The Company reserves the right, without notice, to monitor the use of the Company’s information systems in order to, among other things, ensure the integrity of the systems and identify unauthorized use, access, or release of Company data and systems. You are personally responsible for knowing and complying with the Company’s information-security policies and practices and those of third-parties that apply to the Company. The inappropriate use of information technology or data may expose the Company to risks, including cyber-attacks and security breaches of information technology. Do not intentionally compromise or subvert the Company’s cybersecurity controls. You must be careful when handling information tools and systems so that you do not inadvertently allow unauthorized access to confidential information. You must report any suspected cybersecurity exposures or incidents to your supervisor, the head of the Company’s information technology, the CEO, or the Compliance Officer immediately.

15. Corporate Disclosures

All directors, officers, and employees should support the Company’s goal to have full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Although most employees hold positions that are removed from the Company’s required filings with the SEC, each director, officer, and employee should promptly bring to the attention of the CEO, the CFO, the Controller, or the Audit Committee, as appropriate in the circumstances, any of the following:

●	Any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the CEO, the CFO, the Controller, and the Audit Committee in fulfilling their responsibilities with respect to such public filings;

●	Any information the individual may have concerning (1) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data, or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls; and

●	Any information the individual may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

16. Corporate Communications, Public Relations, and Investor Relations

Only the CEO, the CFO, and the Chairman of the Company or a designee(s) of the CEO are authorized to communicate on behalf of the Company with shareholders, prospective investors, bankers, the press, broadcast media, or the general public. Any inquiries from these sources should promptly be referred to one of these individuals without further comment.

17. Reporting Illegal or Unethical Behavior or Violations of this Code

(a) Evaluating and Reporting Concerns. Directors, officers, and employees are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Directors, officers, and employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations, or this Code to supervisors, managers, or the CEO, or directly to any member of the Audit Committee of the Board. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith.

(b) Whistleblower Policy. The Company maintains a Whistleblower Policy, which is attached hereto as Schedule C, for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. The Whistleblower Policy provides an avenue for the submission of complaints on an anonymous basis.

(c) Communication Alternatives. In addition to communicating with the appropriate personnel in person, questions or concerns regarding potential violations of the Code, any Company policy or procedure, or any law, rule, or regulation can be communicated using the following avenues:

●	By e-mail to the Compliance Officer, to the CEO at, or, in relation to concerns involving accounting, internal accounting controls, to the CFO or to the Chair of the Audit Committee;

●	In writing, addressed to the attention of the Company’s Compliance Officer, at 1540 Broadway, Suite 1010, New York, NY 10036; or

●	By phoning the Company at (917) 558-3563.

18. Enforcement

(a) Compliance. The Board, the Audit Committee, or the CEO, in consultation with the Company’s outside legal counsel and, when they deem it appropriate, with the Board or the Audit Committee, shall determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional procedures, and may include, among other things, written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual’s employment or position. In determining the appropriate action in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

(b) Cooperation. Employees, officers, and directors are expected to fully cooperate with the Company in any investigation of misconduct or a potential violation of the Code, any other Company policy or procedure, or any law, rule or regulation. Employees, officers, and directors are expected to provide and not conceal any information and documentation requested or otherwise known to be relevant to the subject matter at issue, to make themselves available for participation throughout the course of any such investigatory efforts, and to be honest and candid at all times.

19. Waivers and Amendments of this Code

(a) Waivers. Any waiver of this Code for directors or executive officers may be made only by the Board or a committee of the Board and will be promptly disclosed to stockholders as required by applicable laws, rules, and regulations, including the rules of the SEC and under applicable exchange or NYSE American rules. Any such waiver also must be disclosed in a Form 8-K.

(b) Amendments. All amendments to this Code must be approved by the Board and, if required, must be promptly disclosed to the Company’s securityholders in accordance with U.S. securities laws and NYSE American LLC rules and regulations.

20. No Rights Created

This Code is a statement of certain fundamental principles, policies, and procedures that govern the Company’s officers, directors, and employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder, or any other person or entity.

SCHEDULE A

INSIDER TRADING POLICY

Background and Objective

The Board of Directors of Blockchain Digital Infrastructure, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) for our directors, officers, employees and consultants. It applies to the trading of the Company’s securities as well as the securities of other publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. Likewise, these laws prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority, stock exchanges and similar entities in other jurisdictions where we may do business, investigate and are very effective at detecting insider trading. These agencies, along with government prosecutors, pursue insider trading violations vigorously. Cases have been prosecuted successfully against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This Policy is designed to prevent insider trading (or allegations of insider trading) and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Chief Financial Officer or such person’s designee if that officer is not available, collectively referred to in this Policy as the “Compliance Officer.”

Penalties for Noncompliance

Civil and Criminal Penalties. For individuals, potential penalties for insider trading violations include: (1) imprisonment for up to 20 years; (2) criminal fines of up to $5 million; and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling-Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million or three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this Policy may also subject you to Company-imposed sanctions, including termination, whether or not your failure to comply with this Policy results in a violation of law.

Scope of Policy

Persons Covered. As a director, officer, employee or consultant of the Company or its subsidiaries, this Policy applies to you. The same restrictions that apply to you also apply to:

●	Your family members who reside with you;

●	Anyone else who lives in your household; and

●	Any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities).

You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s own securities. It includes trading in the securities of other firms, such as business associates or suppliers of the Company and those with which the Company may be negotiating major transactions or contractual relationships, such as an acquisition, investment, license or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options, convertible debentures and convertible preferred stock, and debt securities (debentures, bonds and notes).

Transactions not Covered. This Policy does not apply to the transactions described below as permitted under “Transactions under Our Equity Compensation Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans.”

Statement of Policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about the other company that you obtained in the course of your employment with, or services for, the Company.

No Tipping. You may not pass material nonpublic information on to others or recommend to others the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from the other person’s trading.

No Exception for Hardship. The existence of a personal financial emergency or hardship does not excuse you from compliance with this Policy.

No Exception for Transactions Not Intended to be Based on Inside Information. It does not matter that you may have decided to engage in a transaction before becoming aware of material nonpublic information or that the material nonpublic information did not affect your decision to engage in the transaction. It is also irrelevant that publicly disclosed information about the Company might, even aside from the material nonpublic information, provide a sufficient basis for engaging in the transaction. In other words, your possession of inside information prevents you from engaging in a transaction, even if you would have engaged in such transaction without such inside information.

Blackout and Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, our Board of Directors has adopted an Addendum to this Policy setting forth policies prohibiting trading during certain “blackout periods” and requiring the pre-clearance of transactions, that applies to the following individuals:

●	Directors of the Company;

●	Executive officers and any person performing the function of an executive officer of the Company;

●	Any other person identified in the Addendum or that is designated by the Compliance Officer from time to time; and

●	Any spouse or relative of any of the above who resides in the same home or whose transactions in Company securities are directed by any of the above individuals or are subject to influence or control by any of the above individuals.

The Company will notify you if you are subject to the blackout periods and pre-clearance policies set forth in the Addendum.

Definition of “Material Nonpublic Information”

Inside information has two important elements—materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

●	Projections of future earnings or losses, or other earnings guidance;

●	Earnings or operating results that are inconsistent with the consensus expectations of the investment community;

●	A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;

●	A change in senior management;

●	Major events regarding the Company’s securities, including the declaration of a forward or reverse stock split or the offering of additional securities;

●	Severe financial liquidity problems;

●	Actual or threatened major litigation, or the resolution of such litigation;

●	The acquisition or license of products;

●	New major contracts, orders, suppliers, customers, partners or finance sources, or the loss thereof; and

●	The introduction or a change in status of significant new products.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality. In other words, in case of doubt, trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as it is publicly disclosed. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, the Company continues to consider information nonpublic until the close of the first full trading day after the information is released. For example, if the Company discloses earnings before trading begins on a Tuesday, then the first time you can buy or sell Company securities is the opening of the market on Wednesday (assuming you are not aware of other material nonpublic information at that time). However, if the Company discloses earnings after trading begins on that Tuesday, then the first time you can buy or sell Company securities is the opening of the market on Thursday.

Additional Guidance Regarding Trading of Securities

The Company considers it improper for those who are employed by, or associated with, the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidelines:

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that you do not own, i.e., borrowed securities). You also may not engage in short sales “against the box” (sales of securities that you own, but with delayed delivery).

Publicly Traded Options. You may not engage in transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Hedging. You may not engage in hedging transactions, including, but not limited to, zero-cost collars, forward sale contracts and many others, which involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements.

Standing or Limit Orders. Standing or limit orders should be used only for a very brief period of time, if at all. A standing order placed with a broker to sell or purchase Company stock at a specified minimum or maximum price leaves you with no control over the timing of the transaction. The limit order could be executed by the broker when you are aware of material nonpublic information, which would result in unlawful insider trading.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold securities in a margin account or pledge Company securities as collateral for a loan.

Transactions Under Our Equity Compensation Plans

This Policy does not apply to transactions under our equity compensation plans, except as noted below:

●	Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

●	Vesting of Awards. This Policy’s trading restrictions do not apply to the vesting of stock options, restricted stock or stock units, or the exercise of a right to have shares withheld to satisfy the tax withholding consequences of vesting. The Policy would apply to market sales of any shares received, including sales to cover the tax consequences of vesting.

Transactions Not Involving a Purchase or Sale

Bona fide gifts of securities are not subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the securities at a time when the person making the gift (or a family member or other related person or entity) would be prohibited from doing so. If you own shares of a mutual fund that invests in our securities, there are no restrictions on trading the shares of the mutual fund at any time.

Rule 10b5-1 Plans

Trades by covered persons in the Company’s securities that are executed pursuant to a Rule 10b5-1 plan implemented as described below are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions relating to pre-clearance procedures and blackout periods set forth in this Policy.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule10b5-1 plan must be entered into at a time when you are not aware of material nonpublic information. If you are subject to the blackout provisions of the Addendum, you may not establish a Rule 10b5-1 plan during any blackout period. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance, or delegate discretion on those matters to an independent third party not under your control or influence.

The Company requires that all Rule 10b5-1 plans be approved in writing in advance by the Compliance Officer. In addition, unless expressly agreed by the Company, all Rule 10b5-1 plans must be with, and administered by, a singular broker designated by the Company

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have separated from service with the Company or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your service as confidential and proprietary to the Company. Company employees and representatives should treat all corporate information with discretion and discuss confidential data only with those Company employees and representatives who have a right and a need to know. In particular, do not discuss confidential information with relatives, friends or acquaintances. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Please consult the Company’s Regulation FD Compliance Policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

In addition, you are prohibited at all times from posting any information about the Company, its products, its customers, its potential customers, its business associates, or its competitors, as well as any other “material” nonpublic information, in any Internet discussion group or social media site or outlet.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissal.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer. Please do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex and not always intuitive while violations entail severe consequences.

ADDENDUM TO INSIDER TRADING POLICY

We have established additional procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals that are identified in the Policy or are designated by the Compliance Officer from time to time as described below.

Pre-Clearance Procedures. Directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, and employees or other personnel designated by the Compliance Officer as deemed likely to be in possession of material nonpublic information, as well as their family members who reside in the same home and entities that they control (collectively, “Covered Persons”), may not engage in any transaction in our securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two (2) business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in our securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information, and should describe fully those circumstances to the Compliance Officer. The requestor should be prepared to file a Form 4 for the proposed transaction (if applicable) and to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. We assist our directors and executive officers in completing and filing the appropriate forms and advance notice of the transactions allows us to complete these filings on a timely basis.

Quarterly Trading Restrictions. Covered Persons may not conduct any transactions involving our securities (other than as specified by this Policy), during a “Blackout Period” beginning on the last trading day of each fiscal quarter and ending after the first business day following the date of the public disclosure of our earnings results for that quarter. This Blackout Period applies even if you are not aware of material, nonpublic information at that time. Further, even if a Blackout Period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to Company and is known by only a limited group of directors, officers, employees and/or other Company representatives. So long as the event remains material and nonpublic, Covered Persons may not trade Company securities. In addition, our financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, Covered Persons should refrain from trading in our securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not plan to trade in our securities until further advised by the Compliance Officer, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be communicated widely within the Company, and should not be communicated to any other person.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which the Policy does not apply, as described in the Policy under the headings “Transactions under Our Equity Compensation Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.” However, the establishment of a Rule 10b5-1 plan by a Covered Person does require pre-clearance and may not occur during any Blackout Period or event-specific trading restriction period.

SCHEDULE B

BLOCKCHAIN DIGITAL INFRASTRUCTURE INC.

RELATED PARTY TRANSACTIONS POLICY

Background and Objective

The Board of Directors (the “Board”) of Blockchain Digital Infrastructure, Inc. (the “Company”) recognizes that certain proposed transactions involving the Company and its directors and executive officers present a heightened risk of conflicts of interest or the perception thereof. Therefore, the Board, in cooperation with the Audit Committee of the Board (the “Committee”) has adopted this Related Party Transactions Policy (the “Policy”) to ensure that all proposed Related Party Transactions (as defined below) are subject to review, approval or ratification in accordance with the procedures set forth below.

Definitions

For purposes of this Policy, the following terms have the following meanings:

a. “Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person.

b. “Related Party” means any person who is or was (since the beginning of the last fiscal year for which the Company was required to file an Annual Report on Form 10-K, even if such person does not presently serve in that role) an executive officer, director or nominee for director of the Company, any stockholder owning more than 5% of any class of the company’s voting securities, or an Immediate Family Member of any such person.

c. “Related Party Transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which: (i) the Company or any of its subsidiaries is or will be a participant; (ii) any Related Party has or will have a direct or indirect material interest; and (iii) the amount involved exceeds, or is expected to exceed, the then-applicable threshold for potential disclosure under Item 404 of Regulation S-K adopted by the SEC. This also includes any material amendment or modification to an existing Related Party Transaction.

Procedures

It is the responsibility of the Committee to administer this Policy. Prior to entering into a Related Party Transaction, the Related Party (or if the Related Party is an Immediate Family Member of an executive officer, director or director nominee of the Company, such executive officer, director or director nominee) must notify the Chairperson of the Committee of the facts and circumstances of the proposed Related Party Transaction. The Chairperson of the Committee will undertake an evaluation of the Related Party Transaction. If that evaluation indicates that the Related Party Transaction would require the approval of the Committee, the Chairperson of the Committee will report the Related Party Transaction, together with a summary of the material facts, to the Committee for consideration at the next regularly scheduled Committee meeting or sooner if deemed appropriate.

The Committee will review all of the relevant facts and circumstances of all Related Party Transactions that require the Committee’s approval and either approve or disapprove of the entry into the Related Party Transaction, subject to the exceptions described below. In determining whether to approve or ratify a Related Party Transaction, the Committee will take into account, among other factors it deems appropriate: (i) whether the transaction was undertaken in the ordinary course of business of the Company, (ii) whether the Related Party Transaction was initiated by the Company, a subsidiary of the Company or the Related Party; (iii) whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (iv) the purpose of, and the potential benefits to the Company of, the Related Party Transaction, (v) the approximate dollar value of the amount involved in the Related Party Transaction, particularly as it relates to the Related Party; (vi) the Related Party’s interest in the Related Party Transaction; and (vii) any other information regarding the Related Party Transaction or the Related Party that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review all relevant information available to it about the Related Party Transaction. The Committee may approve the Related Party Transaction only if the Committee determines in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders. The Committee, in its sole discretion, may impose conditions as it deems appropriate on the Company or the Related Party in connection with the approval of the Related Party Transaction.

If a Related Party Transaction involves a Related Party who is a director or an Immediate Family Member of a director then serving on the Committee, such director may not participate in any discussion or vote regarding approval or ratification of approval such Related Party Transaction. However, such director will provide all material information concerning the Related Party Transaction to the Committee. Such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers such Related Party Transaction.

If the Chairperson of the Committee determines it is impractical or undesirable to wait until a Committee meeting to consummate a Related Party Transaction, the Chairperson of the Committee may review and approve the Related Party Transaction in accordance with the procedures set forth herein. Any such approval (and the rationale for such approval) must be reported to the Committee at the next regularly scheduled Committee meeting.

If the Company becomes aware of a Related Party Transaction that has not been approved in accordance with this Policy, the Related Party Transaction will be reviewed in accordance with the procedures set forth in this Policy and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In any case where the Committee determines not to ratify a Related Party Transaction that has been commenced without approval, the Committee may direct additional actions including, but not limited to, immediate discontinuation or rescission of the Related Party Transaction, or modification of the Related Party Transaction to make it acceptable for ratification.

Ongoing Transactions

If a Related Party Transaction will be ongoing, the Committee may establish guidelines for Company management to follow in its ongoing dealings with the Related Party. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the Committee’s guidelines and that the Related Party Transaction remains appropriate.

Standing Pre-Approval for Certain Interested Transactions

The following types of Related Party Transactions are deemed to be pre-approved or ratified in accordance with this Policy, as applicable, by the Committee, even if the aggregate amount involved will exceed the amount involved exceeds, or is expected to exceed, the then-applicable threshold for potential disclosure under Item 404 of Regulation S-K adopted by the SEC. In connection with each regularly scheduled meeting of the Committee, a summary of each new Related Party Transaction deemed pre-approved pursuant to this paragraph will be provided to the Committee for its review.

a. Employment of executive officers. Any employment by the Company of an executive officer of the Company or any of its subsidiaries if the Compensation Committee of the Board approved (or recommended that the Board approve) such employment and the compensation payable to the executive officer.

b. Director compensation. Any compensation paid to a member of the Board pursuant to the Board’s non-employee director compensation program as then in effect.

c. Transactions where all stockholders receive proportional benefits. Any transaction where the Related Party’s interest arises solely from the ownership of a class of equity securities of the Company and all holders of that class of equity securities received or will receive the same benefit on a pro rata basis.

d. Indemnification. Indemnification and advancement of expenses made pursuant to the Company’s organization documents or pursuant to any agreement.

Existing Policies and Procedures

Related Party Transactions must also comply with the Company’s existing policies and procedures, including the Code of Business Conduct and Ethics.

SCHEDULE C

WHISTLEBLOWER POLICY

Background and Objective

The Board of Directors (the “Board”) of Blockchain Digital Infrastructure, Inc. (the “Company”) has adopted this Policy setting forth the process under which the Company will address complaints regarding accounting standards, accounting controls audits practices, and related matters. The Company’s Code of Business Conduct separately sets forth the separate process under which complaints regarding certain other ethical and legal matters are addressed.

General

Any person may submit a good faith complaint under these procedures regarding accounting or auditing matters to the management of the Company. The person may do so without fear of dismissal or retaliation of any kind for any lawful action taken in making the complaint. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Audit Committee of the Board of Directors (the “Audit Committee”) oversees treatment of employee concerns in this area. In order to facilitate the reporting of complaints, the Audit Committee has established the following procedures for: (1) the Audit Committee’s receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”); and (2) the confidential, anonymous submission by Company employees and personnel of concerns regarding questionable accounting or auditing matters.

Receipt of Complaints

Any person with concerns regarding Accounting Matters may report their concerns at any time to the Audit Committee Chairperson or the other members of the Audit Committee. This report may be made in person or in writing. These members are identified on the Company’s website https://oneblockchain.ai/ and in reports and filings the Company submits to the Securities and Exchange Commission.

In addition, complaints may be submitted on a confidential or anonymous basis to the Audit Committee to the Chairperson of the Audit Committee by email to: [   ].

A person submitting a submission is encouraged to provide as much specific information as possible, including names, dates, places, events and that person’s belief why the incident(s) is a questionable Accounting Matter.

Scope of Matters Covered by this Policy

The procedures in this Policy relate to complaints relating to any questionable Accounting Matters, including, without limitation, the following:

●	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

●	fraud or deliberate error in the recording and maintaining of financial records of the Company;

●	deficiencies in or noncompliance with the Company’s internal accounting controls;

●	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; and

●	deviation from full and fair reporting of the Company’s financial condition.

Treatment of Complaints

Upon receipt of a complaint, the Audit Committee will: (i) determine whether the complaint actually pertains to Accounting Matters; and (ii) when possible, acknowledge receipt of the complaint to the sender.

All complaints that pertain to Accounting Matters will be reported to the Audit Committee. Any complaints not related to Accounting Matters will be directed to the Chairman of the Board.

Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by other persons and advisors as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

In accordance with the Company’s Code of Conduct, the Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any individual in the terms and conditions of employment or their engagement, for lawful actions taken in making a good faith complaint regarding Accounting Matters.

Reporting and Retention of Complaints and Investigations

The Chairperson of the Audit Committee will maintain a log of all complaints, tracking their receipt, investigation and resolution and will prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company policy.